Exhibit 99.1

ORCHID ISLAND CAPITAL ANNOUNCES
DECEMBER 2013 MONTHLY DIVIDEND AND
NOVEMBER 29, 2013 MBS PORTFOLIO CHARACTERISTICS

•	December 2013 Monthly Dividend of $0.18 Per Share
•	MBS Portfolio Characteristics as of November 29, 2013

Vero Beach, Fla., December 11, 2013 - Orchid Island Capital, Inc. (the “Company”) (NYSE MKT:ORC) announced that today the Board of Directors declared a monthly cash dividend for the month of December 2013. The dividend of $0.18 per share will be paid December 30, 2013, to holders of record on December 26, 2013, with an ex-dividend date of December 23, 2013.  Based on year to date distributions, inclusive of the December distribution, and the Company’s projected taxable income that will be earned through December 31, 2013, the Company anticipates it will have distributed to shareholders substantially all of its taxable income for the three and twelve month periods ended December 31, 2013.  Projected taxable income through December 31, 2013 is based on management estimates only, and actual taxable income for the three and twelve month periods ended December 31, 2013, may differ.

The Company intends to make regular monthly cash distributions to its stockholders. In order to qualify as a real estate investment trust (“REIT”) the Company must distribute annually to its stockholders an amount at least equal to 90% of its REIT taxable income, determined without regard to the deduction for dividends paid and excluding any net capital gain. The Company will be subject to income tax on taxable income that is not distributed and to an excise tax to the extent that certain percentages of its taxable income is not distributed by specified dates. The Company has not established a minimum distribution payment level and is not assured of its ability to make distributions to stockholders in the future.

MBS Portfolio Characteristics

Details of the MBS portfolio as of November 29, 2013 are presented below. These figures are preliminary and subject to change.  The information contained herein is an intra-quarter update created by the Company based upon information that the Company believes is accurate.

•	MBS Assets by Agency
•	Investment Company Act of 1940 Whole Pool Test Results
•	Repurchase agreement exposure by counterparty
•	MBS Risk Measures

About Orchid Island Capital, Inc.

Orchid Island Capital, Inc. is a specialty finance company that invests in Agency RMBS that are either traditional pass-through Agency RMBS or structured Agency RMBS. Orchid Island Capital, Inc. intends to elect to be taxed as a real estate investment trust for federal income tax purposes.

Forward Looking Statements

This press release contains forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and other federal securities laws. These forward looking statements are based upon Orchid Island Capital, Inc.’s present expectations, but these statements are not guaranteed to occur. Investors should not place undue reliance upon forward looking statements. For further discussion of the factors that could affect outcomes, please refer to the “Risk Factors” section of the Company’s Form 10-K for the year ended December 31, 2012.

MBS Valuation Characteristics
(in thousands of $s)
				Percentage	Weighted	Realized
	Current	Fair	Current	of	Average	Nov 2013 CPR
Asset Category	Face	Value	Price	Portfolio	Coupon	(Reported in Dec)
As of November 29, 2013
Adjustable Rate MBS	$4,949	$5,346	108.02	1.55%	3.92%	0.18%
10-1 Hybrid Rate MBS	77,470	77,505	100.04	22.46%	2.56%	5.64%
Hybrid Adjustable Rate MBS	77,470	77,505	100.04	22.46%	2.56%	5.64%
15 Year Fixed Rate MBS	21,937	22,662	103.30	6.57%	3.00%	1.07%
20 Year Fixed Rate MBS	30,841	31,852	103.28	9.23%	3.50%	0.32%
30 Year Fixed Rate MBS	174,101	183,583	105.45	53.22%	4.24%	2.78%
Total Fixed Rate MBS	226,879	238,097	104.94	69.02%	4.03%	2.29%
Total Pass-through MBS	309,298	320,948	103.77	93.03%	3.67%	3.08%
Interest-Only Securities	131,481	18,672	14.20	5.41%	4.38%	18.84%
Inverse Interest-Only Securities	38,669	5,385	13.93	1.56%	5.91%	15.62%
Structured MBS	170,150	24,057	14.14	6.97%	4.72%	18.11%
Total Mortgage Assets	$479,448	$345,005	-	100.00%	3.74%	8.35%

MBS Assets by Agency			Investment Company Act of 1940 (Whole Pool) Test
(in thousands of $s)			(in thousands of $s)
		Percentage			Percentage
	Fair	of		Fair	of
Asset Category	Value	Portfolio	Asset Category	Value	Portfolio
As of November 29, 2013			As of November 29, 2013
Fannie Mae	$202,984	58.8%	Whole Pool Assets	$274,447	79.5%
Freddie Mac	123,471	35.8%	Non Whole Pool Assets	70,558	20.5%
Ginnie Mae	18,550	5.4%	Total Mortgage Assets	$345,005	100.0%
Total Mortgage Assets	$345,005	100.0%

Repurchase Agreement Exposure By Counterparty
(in thousands of $s)
			Weighted
		% of	Average
	Total	Total	Maturity	Longest
As of November 29, 2013	Borrowings	Debt	in Days	Maturity
Citigroup Global Markets Inc	$119,358	38.0%	33	1/14/2014
South Street Securities, LLC	49,981	15.9%	15	12/23/2013
Cantor Fitzgerald & Co	39,511	12.6%	23	12/24/2013
Suntrust Robinson Humphrey, Inc	31,559	10.0%	3	12/2/2013
Mizuho Securities USA, Inc	26,698	8.5%	33	1/10/2014
Morgan Stanley & Co	20,088	6.4%	13	12/13/2013
CRT Capital Group, LLC	15,246	4.8%	29	1/24/2014
KGS-Alpha Capital Markets, L.P	11,929	3.8%	36	1/24/2014
Total Borrowings	$314,370	100.0%	25	1/24/2014

MBS Risk Measures
(in thousands of $s)
Mortgage Assets
		Weighted
		Average	Weighted	Weighted	Modeled	Modeled
		Months	Average	Average	Interest	Interest
		To Next	Lifetime	Periodic	Rate	Rate
	Fair	Coupon Reset	Cap	Cap Per Year	Sensitivity	Sensitivity
Asset Category	Value	(if applicable)	(if applicable)	(if applicable)	(-50 BPS)*	(+50 BPS)*
As of November 29, 2013
Adjustable Rate MBS	$5,346	4	10.13%	2.00%	$11	$(25)
Hybrid Adjustable Rate MBS	77,505	111	7.56%	2.00%	2,076	(2,490)
Total Fixed Rate MBS	238,097	n/a	n/a	n/a	5,476	(7,138)
Total Pass-through MBS	320,948	n/a	n/a	n/a	7,563	(9,653)
Interest-Only Securities	18,672	n/a	n/a	n/a	(3,086)	2,628
Inverse Interest-Only Securities	5,385	1	6.08%	n/a	169	(239)
Structured MBS	24,057	n/a	n/a	n/a	(2,917)	2,389
Total Mortgage Assets	$345,005	n/a	n/a	n/a	$4,646	$(7,264)
Funding Hedges
					Modeled	Modeled
					Interest	Interest
			Average	Hedge	Rate	Rate
			Notional	Period	Sensitivity	Sensitivity
			Balance	End Date	(-50 BPS)*	(+50 BPS)*
Eurodollar Futures Contracts - Short Positions			$257,353	Dec-2018	$(4,530)	$5,469
Grand Total					$116	$(1,795)

*
Modeled results from Citigroup Global Markets, Inc. Yield Book. Interest rate shocks assume instantaneous parallel shifts and horizon prices are calculated assuming constant LIBOR OAS. These results are for illustrative purposes only and actual results may differ materially.

Contact:

Orchid Island Capital, Inc.
Robert E. Cauley
3305 Flamingo Drive, Vero Beach, Florida 32963
Telephone: (772) 231-1400